                                                                 Exhibit 99

JO-ANN STORES, INC. SAVINGS PLAN 401(k)

Financial Statements
As of December 31, 2000 and 1999


Together With Report of Independent Public Accountants

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Advisory Committee of Jo-Ann Stores, Inc.
Savings Plan 401(k):

We have audited the accompanying statements of net assets available for plan benefits of Jo-Ann Stores, Inc. Savings Plan 401(k) (the Plan) as of December 31, 2000 and 1999, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2000, as listed in the accompanying index. These financial statements and the supplemental schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and supplemental schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2000 and 1999, and the changes in its net assets available for plan benefits for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes (Schedule I) and schedule of 5% reportable transactions (Schedule II) as listed in the accompanying index, are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.






Cleveland, Ohio,
   June 13, 2001.

JO-ANN STORES, INC. SAVINGS PLAN 401(k)


Index to Financial Statements
December 31, 2000 and 1999



Statements of Net Assets Available for Plan Benefits as of December 31, 2000
  and 1999

Statement of Changes in Net Assets Available for Plan Benefits for the Year
  Ended December 31, 2000

Notes to Financial Statements

Schedule I--Item 4i--Schedule of Assets Held for Investment Purposes as of December 31, 2000

Schedule II--Item 4j--Schedule of 5% Reportable Transactions for the Year Ended December 31, 2000

JO-ANN STORES, INC. SAVINGS PLAN 401(k)


Statements of Net Assets Available for Plan Benefits as of December 31, 2000 and 1999



                                                                           2000                        1999
                                                                       -----------                 -----------

ASSETS:
   Investments, at market:
     Participant directed                                              $28,969,524                 $32,740,755
     Nonparticipant directed-
       Company Stock Fund A                                              2,219,764                   2,620,551
       Company Stock Fund B                                                622,295                   1,639,596
                                                                       -----------                 -----------

           Total investments, at market                                 31,811,583                  37,000,902

   Receivables:
     Employer contribution                                                  43,024                        --
     Participant contribution                                              159,504                        --
                                                                       -----------                 -----------

           Total receivables                                               202,528                        --
                                                                       -----------                 -----------

NET ASSETS                                                             $32,014,111                 $37,000,902
                                                                       ===========                 ===========



The accompanying notes to financial statements are an integral part of these statements.

JO-ANN STORES, INC. SAVINGS PLAN 401(k)


Statement of Changes in Net Assets Available for Plan Benefits for the Year Ended December 31, 2000



                                                                         Nonparticipant Directed
                                                                    --------------------------------
                                                                       Company            Company
                                                 Participant            Stock              Stock
                                                  Directed              Fund A             Fund B               Total
                                                ------------        ------------        ------------        ------------

INCREASES:
   Interest and dividend income                 $    627,840        $      7,356        $        956        $    636,152
   Employer contributions                               --               986,340                --               986,340
   Participant contributions                       3,814,748                --                  --             3,814,748
   Rollover contributions                            271,427                --                  --               271,427
   Realized gains on sale of investments             308,988                --                  --               308,988
   Other                                                 220                --                  --                   220
                                                ------------        ------------        ------------        ------------
                                                   5,023,223             993,696                 956           6,017,875
                                                ------------        ------------        ------------        ------------

DECREASES:
   Distributions                                   4,018,346             447,132             178,457           4,643,935
   Administrative expenses                           182,635              12,761               4,254             199,650
   Realized losses on sale of investments               --               325,919             111,811             437,730
   Unrealized losses on investments                4,049,147             975,530             697,660           5,722,337
   Other                                                 538                 476                --                 1,014
                                                ------------        ------------        ------------        ------------
                                                   8,250,666           1,761,818             992,182          11,004,666
                                                ------------        ------------        ------------        ------------

NET DECREASE FOR THE YEAR                         (3,227,443)           (768,122)           (991,226)         (4,986,791)

NET ASSETS AVAILABLE FOR PLAN BENEFITS,
   beginning of year                              32,485,890           2,808,215           1,706,797          37,000,902
                                                ------------        ------------        ------------        ------------

NET ASSETS AVAILABLE FOR PLAN BENEFITS,
   end of year                                  $ 29,258,447        $  2,040,093        $    715,571        $ 32,014,111
                                                ============        ============        ============        ============



The accompanying notes to financial statements are an integral part of this statement.

JO-ANN STORES, INC. SAVINGS PLAN 401(k)


Notes to Financial Statements
December 31, 2000 and 1999



1. SUMMARY OF PLAN:
   ----------------

The original Jo-Ann Stores, Inc. Savings Plan 401(k) (the Plan), formally known as the Jo-Ann Stores, Inc. Employees' Savings and Profit Sharing Plan, was adopted as of September 1, 1974, and has been amended on occasion in order to, among other things, maintain compliance with the requirements of the Employee Retirement Income Security Act of 1974 (ERISA). Effective July 1, 1998, employees of the former House of Fabrics, Inc., which was acquired by Jo-Ann Stores, Inc., (the Company) during 1998, are able to participate in the Plan. On March 1, 1999, the Company replaced Key Trust Company of Ohio, N.A., as trustee and administrator of the Plan with Institutional Trust Company, a subsidiary of Invesco Retirement Plan Services. The principal provisions of the Plan are as follows:

Eligibility
-----------

All active employees of the Company and its wholly owned subsidiaries who have completed at least 1,000 hours of service and are not members of a recognized collective bargaining organization, are eligible to participate in the Plan.

Deferred Income Contributions
-----------------------------

Plan participants may elect to defer from 1% to 15% of their compensation, subject to an annual limitation under the Internal Revenue Code (IRC), and such amounts will be contributed to the Plan by the Company as deferred income contributions.

Employer Matching Contributions
-------------------------------

The Company will contribute to the Plan, subject to the forfeiture provision outlined below, an adjustable percentage of the deferred income contributions made by participants (up to a 4% employee deferred income contribution), as well as such additional amounts as the Board of Directors may determine. These contributions are allocated among eligible participants after completing one year of service, in proportion to the deferred income contributions made on their behalf for such period and credited to their separate accounts.

The Company's matching contribution can range from 0% to 100% and can be modified prior to the beginning of a month by the Company. For the 2000 and 1999 Plan years, the Company's matching contribution was 50% of the first 4% contributed by participants. All Company matching contributions are in the form of common stock of the Company and are invested in the Company Stock Fund A and Company Stock Fund B.

Company contributions are funded only to the extent that they exceed cumulative forfeitures of participants terminated from the Plan. Such forfeitures amounted to approximately $112,000 in 2000. The amount of unutilized forfeitures as of December 31, 2000 was approximately $16,000.

JO-ANN STORES, INC. SAVINGS PLAN 401(k)


Notes to Financial Statements
December 31, 2000 and 1999
Page 2


Investment of Employee Contributions
------------------------------------

Under the Plan, each participant selects the manner in which deferred income contributions to their account are to be invested. With each of the investment accounts there is risk of loss, although the degree varies by the nature of the investment. None of the accounts provide for any guarantee against loss. Participants should refer to the Plan document for a more complete description of the Plan's investment options. Contributions are invested in 1% increments, up to 100%, in any one of the following investment options:

     a. IRT 500 Index Fund - Investments are made in a portfolio of stocks attempting to match the Standard & Poor's 500 index with a rate of return that may fluctuate substantially.

     b. AIM Blue Chip Fund - Investments are made in common stocks of domestic, foreign and multi-national companies believed to have long-term growth potential.

     c. IRT Stable Value Fund - Investments are made in investment contracts issued by insurance companies and banks providing for stability of principal and attractive rates of interest.

     d. One Group Bond Fund - Investments are made in investment-grade debt securities issued by corporations and obligations of the U.S. Government and its agencies or instrumentalities, as well as foreign debt, dependent upon the prevailing interest rates.

     e. Invesco Dynamics Fund - Investments are made in stocks of domestic and international companies with market capitalizations ranging between $800 million and $3 billion.

     f. Janus Worldwide Fund - Investments are made in common stocks of foreign issuers, seeking long-term growth of capital in a manner consistent with the preservation of capital.

     g. IRT Intermediate Return Fund - Investments are made in a conservative combination of stable value, bond and equity funds, seeking a high total return through current income and capital appreciation.

     h. IRT Growth and Income Fund - Investments are made in a moderately aggressive combination of stable value, bond and equity funds, seeking a high total return through current income and capital appreciation.

JO-ANN STORES, INC. SAVINGS PLAN 401(k)


Notes to Financial Statements
December 31, 2000 and 1999
Page 3



     i. IRT Maximum Appreciation Fund - Investments are made in an aggressive combination of stable value, bond and equity funds, seeking a high total return through current income and capital appreciation.

     j. Company Stock Fund A -- Investments are made in Jo-Ann Stores, Inc. Class A common stock.

     k. Company Stock Fund B -- Investments are made in Jo-Ann Stores, Inc. Class B common stock.

Participants may change their investment election with respect to future contributions on a daily basis.

PAYSOP Contributions
--------------------

Prior to February 1, 1987, the Company made PAYSOP contributions to the Stock Ownership Fund for each year in an amount equal to the tax credit available under Section 44G of the IRC. This tax credit was eliminated by the Tax Reform Act of 1986 and, therefore, the Company no longer makes PAYSOP contributions. Distributions of the PAYSOP account balances to terminated participants are made in shares of Company common stock unless otherwise specified by the participant.

Vesting Requirements
--------------------

Participants' deferred income contributions, together with earnings thereon, vest immediately. All other Company contributions, plus earnings thereon, vest over a four-year period based on years of service, as defined by the Plan agreement. A participant's entire interest in the Plan becomes fully vested upon his death while employed, attainment of age 65 or permanent and total disability.

Benefit Payments
----------------

Upon termination of service, a participant may elect to receive either a lump-sum amount or an installment payment equal to the vested portion of his or her account, as defined by the Plan.

Prior to termination of employment or age 59 1/2, contributions may only be withdrawn in the event of financial hardship as defined by the IRC.

JO-ANN STORES, INC. SAVINGS PLAN 401(k)


Notes to Financial Statements
December 31, 2000 and 1999
Page 4



Participant Loans
-----------------

Participants may borrow against their vested balances pursuant to the loan provision of the Plan. The maximum loan amount available to a participant is fifty percent of their vested account balance not to exceed $50,000. The maximum term of a loan is five years. Participant loans are repaid through payroll deductions with interest charged at the prime rate plus one percent. During 2000, interest rates ranged from 8.75% to 10.50%.

Trustee's Fees and Other Expenses
---------------------------------

Generally, costs incidental to the purchase and sale of securities, such as brokerage commissions and stock transfer taxes, are paid by the respective funds. Other costs and expenses incurred in administering the Plan, including fees of the trustee are generally paid by the Plan. Certain Plan expenses, such as audit fees and database access fees, are paid by the Company.

Termination
-----------

Although it has not expressed any intent to do so, the Company, with the approval of the Board of Directors, has the right to discontinue its contributions at any time and to terminate the Plan, subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

 2. SIGNIFICANT ACCOUNTING POLICIES:
    --------------------------------

Basis of Accounting
-------------------

The accompanying financial statements are prepared on the accrual basis of accounting.

Valuation of Investments
------------------------

The assets included in the Statements of Net Assets Available for Plan Benefits are stated at their market values as of December 31, 2000 and 1999. Schedule I summarizes the Plan's investments held at December 31, 2000.

Estimates
---------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases during the reporting period. Actual results could differ from those estimates.

Reclassification
----------------

Certain amounts in the 1999 financial statements have been reclassified to conform to the current year presentation.

JO-ANN STORES, INC. SAVINGS PLAN 401(k)


Notes to Financial Statements
December 31, 2000 and 1999
Page 5



3. TAX STATUS:
   -----------

The Internal Revenue Service has determined and informed the Company, by letter dated February 20, 1997, that the Plan and related trust are designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. The Company currently believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

4. INVESTMENTS:
   ------------

The following investments of the Plan exceed 5% of the Plan's net assets available for plan benefits at December 31, 2000 and 1999.

                                                   2000             1999
                                               --------------  ----------------

One Group Bond Fund                               $1,998,966       $ 2,015,409
AIM Blue Chip Fund                                 7,065,691         8,561,131
IRT Stable Value Fund                              5,448,983         5,492,718
IRT 500 Index Fund                                 8,228,483        10,247,982
Jo-Ann Stores, Inc. Class A common stock           4,091,484         5,771,933
Jo-Ann Stores, Inc. Class B common stock              --             2,607,069

5. PARTY-IN-INTEREST TRANSACTIONS:
   -------------------------------

During the years ended December 31, 2000 and 1999, there were no prohibited transactions with a party-in-interest, as defined by ERISA.

6. SUBSEQUENT EVENT:
   -----------------

Effective June 1, 2001, the House of Fabrics, Inc. 401(k) Plan was merged with the Plan. The investment options that were offered in the House of Fabrics, Inc. 401(k) Plan are also available in the Plan. As a result, the investments in the House of Fabrics, Inc. 401(k) Plan were transferred into the same funds that they were invested in prior to the merger.

Schedule I


JO-ANN STORES, INC. SAVINGS PLAN 401(k)


Item 4i--Schedule of Assets Held for Investment Purposes as of December 31, 2000

Employer Identification Number:  34-0720629
Plan Number:  001



                              Description                              Cost        Market Value
------------------------------------------------------------- ----------------- -----------------

One Group Bond Fund                                                 $1,967,552        $1,998,966
AIM Blue Chip Fund                                                   6,469,194         7,065,691
*Invesco Dynamics Fund                                               1,436,749         1,364,508
*IRT Stable Value Fund                                               5,448,983         5,448,983
*IRT 500 Index Fund                                                  7,731,816         8,228,483
*IRT Intermediate Return Fund                                          195,908           206,451
*IRT Growth and Income Fund                                            348,432           364,568
*IRT Maximum Appreciation Fund                                         231,972           238,437
Janus Worldwide Fund                                                 1,438,980         1,166,614
Jo-Ann Stores, Inc. Class A common stock                             7,282,720         4,091,484
Jo-Ann Stores, Inc. Class B common stock                             2,702,769         1,060,312
*Loan Fund, interest rates varying from 8.75% to 10.50%                577,086           577,086
                                                              ----------------- -----------------

                                                                   $35,832,161       $31,811,583
                                                              ================= =================

*Represents a party-in-interest



The accompanying notes to financial statements are an integral part of this schedule.

Schedule II


JO-ANN STORES, INC. SAVINGS PLAN 401(k)


Item 4j--Schedule of 5% Reportable Transactions for the Year Ended December 31, 2000

Employer Identification Number:  34-0720629
Plan Number:  001



                                                      Puchase        Selling       Cost of
                    Description of Asset               Price          Price         Asset       Net Loss
   -----------------------------------------------  ----------     -----------   -----------   -----------

*  Jo-Ann Stores, Inc. Class A common stock         $1,799,598      $1,069,955    $1,673,509    $603,554

*Represents a party-in-interest



The accompanying notes to financial statements are an integral part of this schedule.